PGIM Investments LLC

655 Broad Street
Newark, New Jersey 07102

September 1, 2026

The Board of Directors
Prudential Investment Portfolios, Inc. 15
655 Broad Street
Newark, New Jersey 07102

Re:  PGIM High Yield Fund

To the Board of Directors:

PGIM Investments LLC (“PGIM Investments” or the “Manager”) has contractually agreed, through December 31, 2027, to limit transfer agency, shareholder servicing, sub-transfer agency, and blue sky fees, as applicable, to the extent that such fees cause the Total Annual Fund Operating Expenses to exceed 0.91% of average daily net assets for Class R2 shares or 0.66% of average daily net assets for Class R4 shares. This contractual expense limitation excludes interest, brokerage, taxes (such as income and foreign withholding taxes, stamp duty and deferred tax expenses), acquired fund fees and expenses, extraordinary expenses, and certain other Fund expenses such as dividend and interest expense and broker charges on short sales. Where applicable, PGIM Investments agrees to waive management fees or shared operating expenses on any share class to the same extent that it waives such expenses on any other share class. In addition, Total Annual Fund Operating Expenses for Class R6 shares will not exceed Total Annual Fund Operating Expenses for Class Z shares. Expenses waived or reimbursed by the Manager for the purpose of preventing the expenses from exceeding a stated expense ratio limit may be recouped by the Manager within the same fiscal year in which such waiver and/or reimbursement is made. Any such recoupment is limited to the lesser of the amounts that would be recoupable under: (i) the expense limitation in effect at the time the waiver and/or reimbursement was made or (ii) the expense limitation in effect at the time of recoupment. This expense limitation may not be terminated prior to December 31, 2027, without the prior approval of the Fund’s Board of Directors.

Very truly yours,

PGIM INVESTMENTS LLC

By:_s/Scott E. Benjamin
Name:Scott E. Benjamin
Title:Executive Vice President